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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 20)*

                            J & J SNACK FOODS CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  22528J 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          |_|  Rule 13d-1(b)

          |_|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-06)

CUSIP No. 22528J 10 5                  13G                     Page 2 of 4 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Gerald B. Shreiber
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
     Not applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    4,681,766
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        No Shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,407,423
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    152,250
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,407,423
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     24 percent
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                        Amendment No. 20 to Schedule 13G

                                    Item 1(a)
Name of Issuer: J & J Snack Foods Corp.

                                    Item 1(b)
Address of Issuer's Principal Executive Offices: 6000 Central Highway,
                                                 Pennsauken, New Jersey 08109

                                    Item 2(a)
Name of Person Filing: Gerald B. Shreiber

                                    Item 2(b)
Address of Principal Business Office: 6000 Central Highway,
                                      Pennsauken, New Jersey 08109

                                    Item 2(c)
Citizenship: United States of America

                                    Item 2(d)
Title of Class of Securities: Common Stock, no par value

                                    Item 2(e)
CUSIP Number: 22528J 10 5

                                     Item 3
                                 Not applicable

                                     Item 4
(a) Amount of Beneficially Owned: 4,407,423 shares including options to acquire 270,000 shares.

(b)   Percent of Class: 24 percent.

(c) Items 5, 6, 7, and 8 from Page of this statement are incorporated by reference.

                                     Item 5
                                 Not applicable

                                     Item 6
                                 Not applicable

                        Amendment No. 20 to Schedule 13G

                                     Item 7
                                 Not applicable

                                     Item 8
                                 Not applicable

                                     Item 9
                                 Not applicable

                                     Item 10
                                 Not applicable

SIGNATURE
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated as of: January 16, 2008


Signature:                               /s/ Gerald B. Shreiber
                                         ---------------------------------------
                                         Gerald B. Shreiber
                                         President and
                                         Chief Executive Officer


      The filing of this Schedule shall not be construed as an admission (a) that the person filing this Schedule is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any equity securities covered by this Schedule, or (b) that this Schedule is legally required to be filed by such person.